EXHIBIT 5.1



                              [Letterhead of]

                          CRAVATH, SWAINE & MOORE
                             [New York Office]


                                                              July 22, 1997


                          Durco International Inc.


Dear Ladies & Gentlemen:

          We have acted as counsel for Durco International Inc., a New York corporation ("Durco"), in connection with the post-effective amendment (the "Post-Effective Amendment") on Form S-8 to Durco's registration statement on Form S-4 (Registration Number 333-29541) (the "Registration Statement") filed by Durco with the Securities and Exchange Commission on June 19, 1997. The Post-Effective Amendment relates to the issuance of up to 2,779,756 shares of Durco common stock, par value $1.25 per share (the "Shares"), which will be issuable pursuant to stock-based awards granted under the BW/IP, Inc. 1996 Long-Term Incentive Plan, BW/IP, Inc. 1996 Directors Stock and Deferred Compensation Plan, BW/IP International, Inc. 1992 Long-Term Incentive Plan, BWIP Holding, Inc. Non-Employee Directors' Stock Option Plan and BW/IP International, Inc. Capital Accumulation Plan (collectively, the "Plans"), which have been assumed by Durco in connection with the merger of Bruin Acquisition Corp. a Delaware Corporation and wholly owned subsidiary of Durco ("Bruin"), with and into BW/IP, Inc., a Delaware corporation ("BW/IP"), pursuant to the terms of the Agreement and Plan of Merger dated as of May 6, 1997 (the "Merger Agreement") among Durco, Bruin and BW/IP.

          We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. We have relied, to the extent that we deemed such reliance proper, upon certificates of public officials with respect to the

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accuracy of material factual matters contained therein which were not independently established.

          Based on such examination, we are of opinion that the Shares, when issued and delivered in accordance with the terms of the options issued under the Plans, as assumed by Durco pursuant to the Merger Agreement, will be duly authorized, legally issued, fully paid and nonassessable.

          We hereby consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment.


                                   Very truly yours,


                                   /s/ CRAVATH, SWAINE & MOORE


Durco International Inc.
   3100 Research Boulevard
      Dayton, Ohio 45420